Exhibit 99.1

Soluna Announces Monthly Business Update

ALBANY, NY, December 9, 2024 – Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), a developer of green data centers for intensive computing applications including Bitcoin mining and AI, announced its November project site-level operations, developments, and updates.

The Company has provided the following Corporate and Site Updates.

Key Company Metrics:

The monthly metrics are now available here.

Corporate Highlights:

●	Q3-2024 Results: $18.8 Million Increase in Year-to-Date Revenue Year-Over-Year and Record Revenue Year-to-Date of $29.7 Million. Read the full update here.
●	CEO John Belizaire on the Humans in AI Podcast to discuss how Soluna is solving the wasted energy issue by co-locating data centers with renewable energy plants. Listen here.
●	CFO John Tunison’s Fireside Chat with Water Tower Research is available to watch now. Sign up here to view.
●	New Blog: We’re exploring renewable-powered AI and what it might take to build an integrated energy ecosystem. Read more here.

Key Project Updates:

Project Dorothy 1A (25 MW, Bitcoin Hosting) / Project Dorothy 1B (25 MW, Bitcoin Prop-Mining):

●	Two new customer deployments are underway totaling 20 MW of upgraded equipment

Project Dorothy 2 (48 MW, Bitcoin Hosting):

●	The substation interconnection civil scope of work has been completed and the electrical tie-in is scheduled for mid-January
●	Completion of phase 1 continues to progress with continued progress on the erection of Modular Data Center buildings as well as the office

New Project Grace (2 MW at Dorothy 2, AI Cloud/Hosting):

●	Microgrid and Cooling designs for behind-the-meter integration concept design is underway. This is critical to achieving the unique requirements necessary for behind-the-meter projects.

New Project Ada (1 MW, AI Cloud with HPE):

●	We signed a deal with SFCompute to deliver on-demand GPUs in their online marketplace and it went live on December 1st.
●	The sales pipeline exceeds 512 GPUs.

Project Sophie (25 MW, Bitcoin Hosting with Profit Share, AI Hosting):

●	The site has continued to operate at a high level as cooler temperatures persist into the fall season.

Project Kati (166 MW, Bitcoin Hosting and AI):

●	Phase 1 of the substation interconnection focused on the civil scope of work is underway.

View Soluna’s recent AMA here.

View Soluna 2024 Earnings Power Presentation here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Soluna Holdings, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission, in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the Securities and Exchange Commission. All information provided in this press release is as of the date of the press release, and Soluna Holdings, Inc. undertakes no duty to update such information, except as required under applicable law.

Non-GAAP Measures

In addition to figures prepared in accordance with GAAP, Soluna from time to time presents alternative non-GAAP performance measures, e.g., EBITDA, adjusted EBITDA, adjusted net profit/loss, adjusted earnings per share, free cash flow, both on a company basis and on a project-level basis. Project-level measures may not take into account a full allocation of corporate expenses. These measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Alternative performance measures are not subject to GAAP or any other generally accepted accounting principle. Other companies may define these terms in different ways. See our annual report on Form 10-K for the year ended December 31, 2023, for an explanation of how management uses these measures in evaluating its operations.

About Soluna Holdings, Inc (SLNH)

Soluna is on a mission to make renewable energy a global superpower using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions, and superior returns. To learn more visit solunacomputing.com. Follow us on X (formerly Twitter) at @SolunaHoldings.

Contact Information

Sam Sova

Partner and CEO

SOVA

Sam@letsgosova.com